Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, July 18, 2024 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $23.4 million, or $0.40 per diluted share, for the three months ended June 30, 2024, a decrease from $26.8 million, or $0.45 per diluted share, for the corresponding prior year period, and $27.7 million, or $0.47 per diluted share, for the prior linked quarter. For the six months ended June 30, 2024, the Company reported net income available to common stockholders of $51.0 million, or $0.87 per diluted share, a decrease from $53.7 million, or $0.91 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Six Months Ended,
Performance Ratios (Annualized):	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Return on average assets	0.70%	0.82%	0.80%	0.76%	0.81%
Return on average stockholders’ equity	5.61	6.65	6.61	6.13	6.69
Return on average tangible stockholders’ equity (a)	8.10	9.61	9.70	8.86	9.84
Return on average tangible common equity (a)	8.51	10.09	10.21	9.30	10.37
Efficiency ratio	62.86	59.56	62.28	61.17	61.53
Net interest margin	2.71	2.81	3.02	2.76	3.17
(a) Return on average tangible stockholders’ equity and return on average tangible common equity (“ROTCE”) are non-GAAP (“generally accepted accounting principles”) financial measures and exclude the impact of intangible assets and goodwill from both assets and stockholders’ equity. ROTCE also excludes preferred stock from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures,” “Selected Quarterly Financial Data” and “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the three and six months ended June 30, 2024 were $22.7 million and $48.3 million, respectively, or $0.39 and $0.83 per diluted share, a decrease from $27.2 million and $59.9 million, or $0.46 and $1.01 per diluted share, for the corresponding prior year periods, and a decrease from $25.6 million, or $0.44 per diluted share, for the prior linked quarter.
Core earnings PTPP1 for the three and six months ended June 30, 2024 was $32.7 million and $68.9 million, respectively, or $0.56 and $1.18 per diluted share, as compared to $37.6 million and $83.7 million, or $0.64 and $1.42 per diluted share, for the corresponding prior year periods, and $36.2 million, or $0.62 per diluted share, for the prior linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
Core Ratios[1] (Annualized):	2024	2024	2023	2024	2023
Return on average assets	0.68%	0.76%	0.81%	0.72%	0.90%
Return on average tangible stockholders’ equity	7.86	8.91	9.84	8.38	10.98
Return on average tangible common equity	8.26	9.36	10.36	8.81	11.56
Efficiency ratio	63.47	61.05	61.94	62.24	59.13
Core diluted earnings per share	$0.39	$0.44	$0.46	$0.83	$1.01
Core PTPP diluted earnings per share	0.56	0.62	0.64	1.18	1.42

Key developments for the recent quarter are described below:
•Asset Quality: Asset quality metrics remain strong as criticized and classified assets, non-performing loans, and loans 30 to 89 days past due as a percentage of total loans receivable were 1.42%, 0.33%, and 0.10%, respectively. These metrics continue to reflect strong credit performance and remain low compared to pre-pandemic levels.
1 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation expense, net (gain) loss on equity investments, net loss on sale of investments, net gain on sale of trust business, Federal Deposit Insurance Corporation (“FDIC”) special assessment, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and provision for credit losses. Refer to “Explanation of Non-GAAP Financial Measures”, “Selected Quarterly Financial Data” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Capital Accretion: Common equity tier 1 capital ratio2, book value and tangible book value per share were 11.2%, $28.67 and $18.93, respectively, and increased approximately 20 basis points, $0.35 and $0.30 from the prior linked quarter.3
•Share repurchases: The Company repurchased 338,087 shares totaling $5.0 million. The Company has 1,638,524 shares available for repurchase under the authorized repurchase program.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “Our current quarter results reflected prudent balance sheet management and expense discipline. As rates are elevated and the yield curve remains inverted, net interest margin compressed during the quarter, but the pace of margin compression is slowing. Additionally, our credit quality continues to remain robust, we grew capital, and continued share repurchases during the quarter.” Mr. Maher added, “The Company is well positioned to bolster shareholder value through growth in the second half of the year.”
The Company’s Board of Directors declared its 110th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on August 16, 2024 to common stockholders of record on August 5, 2024. The Company’s Board of Directors also declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on August 15, 2024 to preferred stockholders of record on July 31, 2024.
2 Estimated.
3 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Results of Operations
The current quarter net interest income and margin were impacted by a mix-shift to and repricing of higher cost funding. Deposit betas increased modestly to 42%, from 40% in the prior linked quarter.4 Additionally, the current quarter provision for credit losses includes the impact of an additional $1.6 million charge-off on the single commercial real estate relationship that was previously moved to non-accrual and partially charged-off in 2023. The collateral related to the noted credit is currently under an agreement to sell, which is expected to occur during the third quarter.
Net Interest Income and Margin
Three months ended June 30, 2024 vs. June 30, 2023
Net interest income decreased to $82.3 million, from $92.1 million, primarily reflecting the net impact of the higher interest rate environment.
Net interest margin decreased to 2.71%, from 3.02%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% and 0.05%, respectively. Net interest margin decreased primarily due to the increase in cost of funds outpacing the increase in yield on average interest-earning assets.
Average interest-earning assets decreased by $46.3 million due to balance sheet contraction while the average yield for interest-earning assets increased to 5.25%, from 4.91%.
The cost of average interest-bearing liabilities increased to 3.14%, from 2.39%, primarily due to higher cost of deposits. The total cost of deposits (including non-interest bearing deposits) increased to 2.37%, from 1.52%. Average interest-bearing liabilities increased by $149.6 million, primarily due to an increase in total deposits, partly offset by a decrease in total borrowings.
4 Deposit beta measures the change in the interest rates paid for interest-bearing deposit accounts versus the change in the federal funds target rate. Represents the deposit beta for total deposits (interest-bearing and non-interest bearing) for the current rate cycle (since December 31, 2021).

Six months ended June 30, 2024 vs. June 30, 2023
Net interest income decreased to $168.5 million, from $190.9 million, reflecting the net impact of the higher interest rate environment. Net interest margin decreased to 2.76%, from 3.17%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% for both periods.
Average interest-earning assets increased by $146.4 million, primarily driven by securities growth of $135.4 million, while the average yield increased to 5.25%, from 4.80%.
The cost of average interest-bearing liabilities increased to 3.09%, from 2.08%. The total cost of deposits (including non-interest bearing deposits) increased to 2.34%, from 1.21%. Average interest-bearing liabilities increased by $392.0 million. The drivers for the three month periods, described above, were also the drivers for the six month periods.
Three months ended June 30, 2024 vs. March 31, 2024
Net interest income decreased by $4.0 million, primarily due to an increase in cost of funds and lower average-interest earning assets. Net interest margin decreased to 2.71%, from 2.81%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% for both periods.
Average interest-earning assets decreased by $146.6 million, primarily due to a decrease in loans. The yield on average interest-earning assets decreased to 5.25%, from 5.26%.
The total cost of average interest-bearing liabilities increased to 3.14%, from 3.03%, primarily due to higher cost of deposits. Total cost of deposits (including non-interest bearing deposits) increased to 2.37%, from 2.31%. Average interest-bearing liabilities decreased by $129.4 million, primarily due to decreases in brokered time deposits and high yield savings accounts, partly offset by an increase in borrowings.
Provision for Credit Losses
    Provision for credit losses for the three and six months ended June 30, 2024 was $3.1 million and $3.7 million, respectively, as compared to $1.2 million and $4.2 million for the corresponding prior year periods, and $591,000 in the prior linked quarter. The current quarter provision was driven by the additional charge-off previously noted and changes in the external macro-economic forecasts, partly offset by lower loan balances.
Net loan charge-offs were $1.5 million and $1.8 million for the three and six months ended June 30, 2024, respectively, as compared to net loan charge-offs of $123,000 and $76,000 for the three and six months ended June 30, 2023. The current quarter includes the impact of an additional $1.6 million charge-off related to a single commercial real estate relationship, as previously noted. Net loan charge-offs were $349,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.
Non-interest Income
Three months ended June 30, 2024 vs. June 30, 2023
Other income increased to $11.0 million, as compared to $8.9 million. Other income was favorably impacted by non-core operations related to net gains/losses on equity investments of $887,000 for the current quarter, and adversely impacted by non-core operations of $559,000 for the prior year quarter.
Excluding non-core operations, other income increased by $611,000, primarily driven by increases in the cash surrender value of bank owned life insurance of $544,000 and net gain on sale of loans of $387,000, partially offset by a decrease in fees and service charges of $587,000 on lower title activity and retail deposit fees.
Six months ended June 30, 2024 vs. June 30, 2023
Other income increased to $23.3 million, as compared to $11.0 million. The current period was favorably impacted by non-core operations of $4.0 million related to net gains on equity investments and sale of a portion of the Company’s trust business. The prior year was adversely impacted by non-core operations of $8.1 million, primarily related to losses on sale of investments.
Excluding non-core operations, other income increased by $241,000, primarily driven by increases in the cash surrender value of bank owned life insurance of $1.1 million, which included one-time death benefits in the current period, and net gain on sale of loans of $724,000. This was partially offset by a decrease in fees and service charges of $1.3 million, which was driven by the same factors as noted above.
Three months ended June 30, 2024 vs. March 31, 2024
Other income in the prior linked quarter was $12.3 million and was favorably impacted by non-core operations of $3.1 million related to net gains on equity investments and sale of a portion of the Company’s trust business. Excluding non-core operations, other income increased by $897,000, primarily due to an increase in fees and service charges of $542,000, which was driven by higher title activity.
Non-interest Expense
Three months ended June 30, 2024 vs. June 30, 2023
Operating expenses decreased $4.3 million to $58.6 million, from $62.9 million. The primary drivers were decreases in professional fees of $2.9 million and compensation and employee benefits expenses of $1.1 million, which reflect the net realization of the Company’s performance improvements initiatives and strategic investments made over the past year.
Six months ended June 30, 2024 vs. June 30, 2023
Operating expenses decreased to $117.3 million, as compared to $124.2 million. Operating expenses were adversely impacted by an FDIC special assessment in the current year of $418,000, and merger related and net branch consolidation expenses of $92,000 in the prior year period.
Excluding non-core operations, operating expenses decreased by $7.3 million. The primary drivers were decreases in professional fees of $5.3 million and compensation and employee benefits expenses of $2.2 million, which reflect the net realization of the Company’s performance improvements initiatives and strategic investments made over the past year.
Three months ended June 30, 2024 vs. March 31, 2024
Operating expenses in the prior linked quarter were $58.7 million and included non-core operations of $418,000, related to an FDIC special assessment. Excluding non-core operations,

operating expenses increased by $366,000.
Income Tax Expense
The provision for income taxes was $7.1 million and $17.7 million for the three and six months ended June 30, 2024, respectively, as compared to $9.0 million and $17.7 million for the same prior year periods, and $10.6 million for the prior linked quarter. The effective tax rate was 22.5% and 25.0% for the three and six months ended June 30, 2024, respectively, as compared to 24.4% and 24.0% for the same prior year periods, and 27.1% for the prior linked quarter. The prior linked quarter and current year’s effective tax rates were negatively impacted by 3.0% and 1.6%, respectively, due to a non-recurring write-off of a deferred tax asset of $1.2 million.
Financial Condition
June 30, 2024 vs. December 31, 2023
Total assets decreased by $216.5 million to $13.32 billion, from $13.54 billion, primarily due to decreases in loans and debt securities. Total loans decreased by $175.3 million to $10.02 billion, from $10.19 billion, primarily due to a decrease in the total commercial portfolio of $165.3 million driven by loan payoffs and lower loan originations. The loan pipeline increased by $76.1 million to $259.1 million from $183.0 million. Held-to-maturity debt securities decreased by $53.9 million to $1.11 billion, from $1.16 billion, primarily due to principal repayments. Debt securities available-for-sale decreased $32.4 million to $721.5 million, from $753.9 million, primarily due to principal reductions and maturities. Other assets increased by $23.3 million to $203.0 million, from $179.7 million, primarily due to an ~~i~~ncrease in the market values of derivatives associated with customer interest rate swap programs.
Total liabilities decreased by $231.2 million to $11.65 billion, from $11.88 billion primarily related to lower deposits and a funding mix shift. Deposits decreased by $440.9 million to $9.99 billion, from $10.43 billion, primarily due to decreases in high-yield savings accounts of $283.1 million and interest bearing deposits of $243.9 million. Time deposits decreased to $2.37 billion, from $2.45 billion, representing 23.7% and 23.4% of total deposits, respectively, which was primarily related to planned runoff of brokered time deposits which decreased by $229.9 million, offset by increases in retail time deposits of $161.7 million. The loan-to-deposit ratio was 100.3%, as compared to 97.7%. Federal Home Loan Bank (“FHLB”) advances decreased by $59.3 million to $789.3 million, from $848.6 million due to a mix shift in funding sources to other borrowings, which increased by $228.0 million to $424.5 million, from $196.5 million, as a result of lower cost funding availability.
Other liabilities increased by $31.4 million to $332.1 million, from $300.7 million, primarily due to an increase in the market values of derivatives associated with customer interest rate swaps and related collateral received from counterparties.
Capital levels remain strong and in excess of “well-capitalized” regulatory levels at June 30, 2024, including the Company’s estimated common equity tier one capital ratio which increased to 11.2%, up approximately 35 basis points from December 31, 2023.
    Total stockholders’ equity increased to $1.68 billion, as compared to $1.66 billion, primarily reflecting net income, partially offset by capital returns comprising of share repurchases and dividends. For the six months ended June 30, 2024, the Company repurchased 1,295,914 shares totaling $20.1 million representing a weighted average cost of $15.35. The Company had 1,638,524 shares available for repurchase under the authorized repurchase program. Additionally, accumulated other comprehensive loss decreased by $3.7 million primarily due to increases in fair market value of available-for-sale debt securities, net of tax.
The Company actively monitors its goodwill as the challenging economic environment persists and continues to pressure the Company’s stock price and industry valuations. The Company customarily performs its annual goodwill impairment assessment during the third quarter.
The Company’s tangible common equity3 increased by $11.6 million to $1.11 billion. The Company’s stockholders’ equity to assets ratio was 12.59% at June 30, 2024, and tangible common equity to tangible assets ratio increased by 26 basis points during the quarter to 8.64%, primarily due to the drivers described above.
Book value per common share increased to $28.67, as compared to $27.96. Tangible book value per common share3 increased to $18.93, as compared to $18.35.

Asset Quality
June 30, 2024 vs. December 31, 2023
Overall asset quality metrics remained stable. The Company’s non-performing loans increased to $33.4 million from $29.5 million and represented 0.33% and 0.29% of total loans, respectively. The allowance for loan credit losses as a percentage of total non-performing loans was 205.97%, as compared to 227.21%. The level of 30 to 89 days delinquent loans decreased to $9.7 million, from $19.2 million. Criticized and classified assets decreased to $142.6 million, from $146.9 million. The Company’s allowance for loan credit losses was 0.69% of total loans, as compared to 0.66%. Refer to` “Provision for Credit Losses” section for further discussion.
The Company’s asset quality, excluding purchased with credit deterioration (“PCD”) loans, was as follows. Non-performing loans increased to $30.6 million, from $26.4 million. The allowance for loan credit losses as a percentage of total non-performing loans was 225.10%, as compared to 254.64%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, decreased to $8.5 million, from $17.7 million. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $75.0 million, or 0.75% of total loans, as compared to $74.7 million, or 0.73% of total loans.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets, goodwill or preferred stock, all of which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, July 19, 2024 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 470-1428, using the access code 619002. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 217614, from one hour after the end of the call until August 16, 2024. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.3 billion regional bank providing financial services throughout New Jersey and in the major metropolitan areas between Massachusetts and Virginia. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “will”, “should”, “may”, “view”, “opportunity”, “potential”, or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio, and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the effect of the Company’s rating under the Community Reinvestment Act, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2024	2024	2023	2023
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$181,198	$130,422	$153,718	$457,747
Debt securities available-for-sale, at estimated fair value	721,484	744,944	753,892	452,016
Debt securities held-to-maturity, net of allowance for securities credit losses of $958 at June 30, 2024, $1,058 at March 31, 2024, $1,133 at December 31, 2023 and $964 at June 30, 2023 (estimated fair value of $1,003,850 at June 30, 2024, $1,029,965 at March 31, 2024, $1,068,438 at December 31, 2023 and $1,109,756 at June 30, 2023)	1,105,843	1,128,666	1,159,735	1,222,507
Equity investments	104,132	103,201	100,163	96,452
Restricted equity investments, at cost	92,679	85,689	93,766	105,305
Loans receivable, net of allowance for loan credit losses of $68,839 at June 30, 2024, $67,173 at March 31, 2024, $67,137 at December 31, 2023 and $61,791 at June 30, 2023	9,961,117	10,068,209	10,136,721	10,030,106
Loans held-for-sale	2,062	4,702	5,166	4,200
Interest and dividends receivable	50,976	52,502	51,874	47,933
Premises and equipment, net	117,392	119,211	121,372	124,139
Bank owned life insurance	267,867	266,615	266,498	263,836
Assets held for sale	28	28	28	3,608
Goodwill	506,146	506,146	506,146	506,146
Core deposit intangible	7,859	8,669	9,513	11,476
Other assets	202,972	199,974	179,661	213,432
Total assets	$13,321,755	$13,418,978	$13,538,253	$13,538,903
Liabilities and Stockholders’ Equity
Deposits	$9,994,017	$10,236,851	$10,434,949	$10,158,337
Federal Home Loan Bank advances	789,337	658,436	848,636	1,091,666
Securities sold under agreements to repurchase with customers	80,000	66,798	73,148	74,452
Other borrowings	424,490	425,722	196,456	195,925
Advances by borrowers for taxes and insurance	25,168	28,187	22,407	27,839
Other liabilities	332,074	337,147	300,712	364,401
Total liabilities	11,645,086	11,753,141	11,876,308	11,912,620
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	1,675,885	1,665,112	1,661,163	1,625,435
Non-controlling interest	784	725	782	848
Total stockholders’ equity	1,676,669	1,665,837	1,661,945	1,626,283
Total liabilities and stockholders’ equity	$13,321,755	$13,418,978	$13,538,253	$13,538,903

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$136,049	$137,121	$129,104	$273,170	$250,824
Debt securities	19,039	19,861	14,320	38,900	28,606
Equity investments and other	4,338	4,620	6,672	8,958	9,700
Total interest income	159,426	161,602	150,096	321,028	289,130
Interest expense:
Deposits	60,071	59,855	37,934	119,926	59,264
Borrowed funds	17,092	15,523	20,053	32,615	38,955
Total interest expense	77,163	75,378	57,987	152,541	98,219
Net interest income	82,263	86,224	92,109	168,487	190,911
Provision for credit losses	3,114	591	1,229	3,705	4,242
Net interest income after provision for credit losses	79,149	85,633	90,880	164,782	186,669
Other income:
Bankcard services revenue	1,571	1,416	1,544	2,987	2,874
Trust and asset management revenue	419	526	645	945	1,257
Fees and service charges	5,015	4,473	5,602	9,488	10,761
Net gain on sales of loans	420	357	33	777	53
Net gain (loss) on equity investments	887	1,923	(559)	2,810	(7,360)
Income from bank owned life insurance	1,726	1,862	1,182	3,588	2,463
Commercial loan swap income	241	138	—	379	701
Other	706	1,591	481	2,297	252
Total other income	10,985	12,286	8,928	23,271	11,001
Operating expenses:
Compensation and employee benefits	33,136	32,759	34,222	65,895	68,142
Occupancy	5,175	5,199	5,265	10,374	10,504
Equipment	1,068	1,130	1,101	2,198	2,306
Marketing	1,175	990	961	2,165	1,943
Federal deposit insurance and regulatory assessments	2,685	3,135	2,465	5,820	4,214
Data processing	6,018	5,956	6,165	11,974	12,319
Check card processing	1,075	1,050	1,214	2,125	2,495
Professional fees	2,161	2,732	5,083	4,893	10,181
Amortization of core deposit intangible	810	844	994	1,654	2,021
Branch consolidation expense, net	—	—	—	—	70
Merger related expenses	—	—	—	—	22
Other operating expense	5,317	4,877	5,460	10,194	10,022
Total operating expenses	58,620	58,672	62,930	117,292	124,239
Income before provision for income taxes	31,514	39,247	36,878	70,761	73,431
Provision for income taxes	7,082	10,637	8,996	17,719	17,650
Net income	24,432	28,610	27,882	53,042	55,781
Net income (loss) attributable to non-controlling interest	59	(57)	85	2	101
Net income attributable to OceanFirst Financial Corp.	24,373	28,667	27,797	53,040	55,680
Dividends on preferred shares	1,004	1,004	1,004	2,008	2,008
Net income available to common stockholders	$23,369	$27,663	$26,793	$51,032	$53,672
Basic earnings per share	$0.40	$0.47	$0.45	$0.87	$0.91
Diluted earnings per share	$0.40	$0.47	$0.45	$0.87	$0.91
Average basic shares outstanding	58,356	58,789	59,147	58,489	58,988
Average diluted shares outstanding	58,357	58,791	59,153	58,490	59,038

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		June 30,	March 31,	December 31,	September 30,	June 30,
		2024	2024	2023	2023	2023
Commercial:
Commercial real estate - investor		$5,324,994	$5,322,755	$5,353,974	$5,334,279	$5,319,686
Commercial real estate - owner-occupied		857,710	914,582	943,891	957,216	981,618
Commercial and industrial		616,400	677,176	666,532	652,119	620,284
Total commercial		6,799,104	6,914,513	6,964,397	6,943,614	6,921,588
Consumer:
Residential real estate		2,977,698	2,965,276	2,979,534	2,928,259	2,906,556
Home equity loans and lines and other consumer ("other consumer")		242,526	245,859	250,664	251,698	255,486
Total consumer		3,220,224	3,211,135	3,230,198	3,179,957	3,162,042
Total loans		10,019,328	10,125,648	10,194,595	10,123,571	10,083,630
Deferred origination costs (fees), net		10,628	9,734	9,263	8,462	8,267
Allowance for loan credit losses		(68,839)	(67,173)	(67,137)	(63,877)	(61,791)
Loans receivable, net		$9,961,117	$10,068,209	$10,136,721	$10,068,156	$10,030,106
Mortgage loans serviced for others		$104,136	$89,555	$68,217	$52,796	$50,820
	At June 30, 2024 Average Yield
Loan pipeline (1):
Commercial	7.88%	$166,206	$66,167	$124,707	$50,756	$39,164
Residential real estate	6.96	80,330	57,340	49,499	66,682	58,022
Other consumer	8.81	12,586	13,030	8,819	13,795	18,621
Total	7.64%	$259,122	$136,537	$183,025	$131,233	$115,807

	For the Three Months Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2024		2024	2023	2023	2023
	Average Yield
Loan originations:
Commercial	7.98%	$56,053	$123,010	$94,294	$90,263	$197,732
Residential real estate	6.74	121,388	78,270	113,227	92,299	100,542
Other consumer	8.99	16,970	11,405	16,971	17,019	22,487
Total	7.29%	$194,411	$212,685	$224,492	$199,581	$320,761
Loans sold		$45,045	$29,965	$20,138	$15,404	$18,664
(1)Loan pipeline includes loans approved but not funded.

DEPOSITS	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Type of Account
Non-interest-bearing	$1,632,521	$1,639,828	$1,657,119	$1,827,381	$1,854,136
Interest-bearing checking	3,667,837	3,865,699	3,911,766	3,708,874	3,537,834
Money market	1,210,312	1,150,979	1,021,805	860,025	770,440
Savings	1,115,688	1,260,309	1,398,837	1,484,000	1,229,897
Time deposits (1)	2,367,659	2,320,036	2,445,422	2,653,649	2,766,030
Total deposits	$9,994,017	$10,236,851	$10,434,949	$10,533,929	$10,158,337
(1)Includes brokered time deposits of $401.6 million, $543.4 million, $631.5 million, $995.5 million, and $1.42 billion at June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023, and June 30, 2023, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1)	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Non-performing loans:
Commercial real estate - investor	$19,761	$21,507	$20,820	$20,723	$13,000
Commercial real estate - owner-occupied	4,081	3,355	351	240	565
Commercial and industrial	434	567	304	1,120	199
Residential real estate	7,213	7,181	5,542	5,624	6,174
Other consumer	1,933	2,401	2,531	2,391	2,820
Total non-performing loans	$33,422	$35,011	$29,548	$30,098	$22,758
Delinquent loans 30 to 89 days	$9,655	$17,534	$19,202	$20,591	$3,136
Modifications to borrowers experiencing financial difficulty (2)
Non-performing (included in total non-performing loans above)	$8,677	$9,075	$6,420	$6,679	$6,882
Performing	27,184	15,619	15,361	7,645	7,516
Total modifications to borrowers experiencing financial difficulty (2)	$35,861	$24,694	$21,781	$14,324	$14,398
Allowance for loan credit losses	$68,839	$67,173	$67,137	$63,877	$61,791
Allowance for loan credit losses as a percent of total loans receivable (3)	0.69%	0.66%	0.66%	0.63%	0.61%
Allowance for loan credit losses as a percent of total non-performing loans (3)	205.97	191.86	227.21	212.23	271.51
Non-performing loans as a percent of total loans receivable	0.33	0.35	0.29	0.30	0.23
Non-performing assets as a percent of total assets	0.25	0.26	0.22	0.22	0.17
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses	$16,058	$16,700	$16,122	$18,640	$18,872
Non-performing PCD loans	2,841	3,525	3,183	3,177	3,171
Delinquent PCD and non-performing loans 30 to 89 days	1,188	2,088	1,516	13,007	1,976
PCD modifications to borrowers experiencing financial difficulty (2)	759	764	771	750	755
Asset quality, excluding PCD loans (4)
Non-performing loans	30,581	31,486	26,365	26,921	19,587
Delinquent loans 30 to 89 days (excludes non-performing loans)	8,467	15,446	17,686	7,584	1,160
Modifications to borrowers experiencing financial difficulty (2)	35,102	23,930	21,010	13,574	13,643
Allowance for loan credit losses as a percent of total non-performing loans (3)	225.10%	213.34%	254.64%	237.28%	315.47%
Non-performing loans as a percent of total loans receivable	0.31	0.31	0.26	0.27	0.19
Non-performing assets as a percent of total assets	0.23	0.23	0.19	0.20	0.14
(1)At June 30, 2024, non-performing loans included the remaining exposure of $7.2 million on the single commercial real estate relationship discussed in “Results of Operations”.
(2)Balances include both modifications to borrowers experiencing financial difficulty, in accordance with ASU 2022-02 adopted on January 1, 2023, and previously existing troubled debt restructurings.
(3)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $6.1 million, $7.0 million, $7.5 million, $8.8 million and $9.8 million at June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023, respectively.
(4)All balances and ratios exclude PCD loans.

(continued)

NET LOAN CHARGE-OFFS	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Net loan charge-offs:
Loan charge-offs (1)	$(1,600)	$(441)	$(98)	$(8,379)	$(206)
Recoveries on loans	148	92	63	108	83
Net loan charge-offs	$(1,452)	$(349)	$(35)	$(8,271)	$(123)
Net loan charge-offs to average total loans (annualized)	0.06%	0.01%	—%	0.33%	—%
Net loan charge-offs detail:
Commercial	$(1,576)	$(35)	$9	$(8,332)	$(117)
Residential real estate	87	66	9	17	9
Other consumer	37	(380)	(53)	44	(15)
Net loan charge-offs	$(1,452)	$(349)	$(35)	$(8,271)	$(123)
(1)The three months ended June 30, 2024 and September 30, 2023 includes charge-offs related to a single commercial real estate relationship of $1.6 million and $8.4 million, respectively.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$132,574	$1,770	5.37%	$163,192	$2,226	5.49%	$308,238	$4,283	5.57%
Securities (2)	2,058,711	21,607	4.22	2,098,421	22,255	4.27	1,931,032	16,709	3.47
Loans receivable, net (3)
Commercial	6,845,988	102,620	6.03	6,925,048	104,421	6.06	6,912,698	99,350	5.76
Residential real estate	2,978,749	29,072	3.90	2,974,468	28,596	3.85	2,895,629	25,936	3.58
Other consumer	246,024	4,357	7.12	248,396	4,104	6.65	255,785	3,818	5.99
Allowance for loan credit losses, net of deferred loan costs and fees	(58,270)	—	—	(59,141)	—	—	(53,327)	—	—
Loans receivable, net	10,012,491	136,049	5.46	10,088,771	137,121	5.46	10,010,785	129,104	5.17
Total interest-earning assets	12,203,776	159,426	5.25	12,350,384	161,602	5.26	12,250,055	150,096	4.91
Non-interest-earning assets	1,237,442			1,206,336			1,217,666
Total assets	$13,441,218			$13,556,720			$13,467,721
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,862,060	21,043	2.19%	$3,925,965	20,795	2.13%	$3,718,289	11,964	1.29%
Money market	1,183,429	10,482	3.56	1,092,003	9,172	3.38	694,311	3,678	2.12
Savings	1,164,203	2,604	0.90	1,355,718	4,462	1.32	1,248,312	389	0.12
Time deposits	2,337,458	25,942	4.46	2,414,063	25,426	4.24	2,458,872	21,903	3.57
Total	8,547,150	60,071	2.83	8,787,749	59,855	2.74	8,119,784	37,934	1.87
FHLB Advances	711,801	8,746	4.94	644,818	7,771	4.85	1,246,914	15,406	4.96
Securities sold under agreements to repurchase	72,305	478	2.66	68,500	411	2.41	71,752	192	1.07
Other borrowings (4)	541,266	7,868	5.85	500,901	7,341	5.89	284,460	4,455	6.28
Total borrowings	1,325,372	17,092	5.19	1,214,219	15,523	5.14	1,603,126	20,053	5.02
Total interest-bearing liabilities	9,872,522	77,163	3.14	10,001,968	75,378	3.03	9,722,910	57,987	2.39
Non-interest-bearing deposits	1,626,165			1,634,583			1,873,226
Non-interest-bearing liabilities(4)	268,078			247,129			244,892
Total liabilities	11,766,765			11,883,680			11,841,028
Stockholders’ equity	1,674,453			1,673,040			1,626,693
Total liabilities and equity	$13,441,218			$13,556,720			$13,467,721
Net interest income		$82,263			$86,224			$92,109
Net interest rate spread (5)			2.11%			2.23%			2.52%
Net interest margin (6)			2.71%			2.81%			3.02%
Total cost of deposits (including non-interest-bearing deposits)			2.37%			2.31%			1.52%

(continued)

	For the Six Months Ended June 30,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$147,883	$3,995	5.43%	$219,482	$5,221	4.80%
Securities (2)	2,078,566	43,863	4.24	1,943,148	33,085	3.43
Loans receivable, net (3)
Commercial	6,885,518	207,041	6.05	6,876,553	192,130	5.63
Residential real estate	2,976,608	57,668	3.87	2,883,904	51,097	3.54
Other consumer	247,210	8,461	6.88	259,573	7,597	5.90
Allowance for loan credit losses, net of deferred loan costs and fees	(58,705)	—	—	(51,948)	—	—
Loans receivable, net	10,050,631	273,170	5.46	9,968,082	250,824	5.07
Total interest-earning assets	12,277,080	321,028	5.25	12,130,712	289,130	4.80
Non-interest-earning assets	1,221,889			1,226,061
Total assets	$13,498,969			$13,356,773
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,894,013	41,838	2.16%	$3,790,413	18,234	0.97%
Money market	1,137,716	19,653	3.47	699,940	5,437	1.57
Savings	1,259,960	7,066	1.13	1,308,381	723	0.11
Time deposits	2,375,760	51,369	4.35	2,144,514	34,870	3.28
Total	8,667,449	119,926	2.78	7,943,248	59,264	1.50
FHLB Advances	678,309	16,517	4.90	1,234,919	29,824	4.87
Securities sold under agreements to repurchase	70,403	889	2.54	71,825	282	0.79
Other borrowings (4)	521,084	15,209	5.87	295,248	8,849	6.04
Total borrowings	1,269,796	32,615	5.17	1,601,992	38,955	4.90
Total interest-bearing liabilities	9,937,245	152,541	3.09	9,545,240	98,219	2.08
Non-interest-bearing deposits	1,630,374			1,950,437
Non-interest-bearing liabilities (4)	257,603			242,864
Total liabilities	11,825,222			11,738,541
Stockholders’ equity	1,673,747			1,618,232
Total liabilities and equity	$13,498,969			$13,356,773
Net interest income		$168,487			$190,911
Net interest rate spread (5)			2.16%			2.72%
Net interest margin (6)			2.76%			3.17%
Total cost of deposits (including non-interest-bearing deposits)			2.34%			1.21%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    For the three and six months ended June 30, 2023, includes reclassifications to conform with current period presentation.
(5)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Selected Financial Condition Data:
Total assets	$13,321,755	$13,418,978	$13,538,253	$13,498,183	$13,538,903
Debt securities available-for-sale, at estimated fair value	721,484	744,944	753,892	453,208	452,016
Debt securities held-to-maturity, net of allowance for securities credit losses	1,105,843	1,128,666	1,159,735	1,189,339	1,222,507
Equity investments	104,132	103,201	100,163	97,908	96,452
Restricted equity investments, at cost	92,679	85,689	93,766	82,484	105,305
Loans receivable, net of allowance for loan credit losses	9,961,117	10,068,209	10,136,721	10,068,156	10,030,106
Deposits	9,994,017	10,236,851	10,434,949	10,533,929	10,158,337
Federal Home Loan Bank advances	789,337	658,436	848,636	606,056	1,091,666
Securities sold under agreements to repurchase and other borrowings	504,490	492,520	269,604	279,164	270,377
Total stockholders’ equity	1,676,669	1,665,837	1,661,945	1,637,604	1,626,283

	For the Three Months Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Selected Operating Data:
Interest income	$159,426	$161,602	$160,434	$158,410	$150,096
Interest expense	77,163	75,378	72,610	67,414	57,987
Net interest income	82,263	86,224	87,824	90,996	92,109
Provision for credit losses	3,114	591	3,153	10,283	1,229
Net interest income after provision for credit losses	79,149	85,633	84,671	80,713	90,880
Other income (excluding activity related to debt and equity investments and sale of trust business)	10,098	9,201	9,685	9,310	9,487
Net gain (loss) on equity investments	887	1,923	2,176	1,452	(559)
Net gain on sale of trust business	—	1,162	—	—	—
Operating expenses (excluding FDIC special assessment)	58,620	58,254	58,526	64,484	62,930
FDIC special assessment	—	418	1,663	—	—
Income before provision for income taxes	31,514	39,247	36,343	26,991	36,878
Provision for income taxes	7,082	10,637	8,591	6,459	8,996
Net income	24,432	28,610	27,752	20,532	27,882
Net income (loss) attributable to non-controlling interest	59	(57)	70	(135)	85
Net income attributable to OceanFirst Financial Corp.	$24,373	$28,667	$27,682	$20,667	$27,797
Net income available to common stockholders	$23,369	$27,663	$26,678	$19,663	$26,793
Diluted earnings per share	$0.40	$0.47	$0.46	$0.33	$0.45
Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,086	$921	$1,604	$1,745	$1,152

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	0.70%	0.82%	0.78%	0.57%	0.80%
Return on average tangible assets (3) (4)	0.73	0.85	0.81	0.59	0.83
Return on average stockholders’ equity (3)	5.61	6.65	6.41	4.75	6.61
Return on average tangible stockholders’ equity (3) (4)	8.10	9.61	9.33	6.93	9.70
Return on average tangible common equity (3) (4)	8.51	10.09	9.81	7.29	10.21
Stockholders’ equity to total assets	12.59	12.41	12.28	12.13	12.01
Tangible stockholders’ equity to tangible assets (4)	9.08	8.92	8.80	8.64	8.51
Tangible common equity to tangible assets (4)	8.64	8.49	8.38	8.21	8.09
Net interest rate spread	2.11	2.23	2.25	2.37	2.52
Net interest margin	2.71	2.81	2.82	2.91	3.02
Operating expenses to average assets	1.75	1.74	1.76	1.88	1.87
Efficiency ratio (5)	62.86	59.56	60.38	63.37	62.28
Loan-to-deposit ratio	100.30	98.90	97.70	96.10	99.30

	For the Six Months Ended June 30,
	2024	2023
Performance Ratios (Annualized):
Return on average assets (3)	0.76%	0.81%
Return on average tangible assets (3) (4)	0.79	0.84
Return on average stockholders’ equity (3)	6.13	6.69
Return on average tangible stockholders’ equity (3) (4)	8.86	9.84
Return on average tangible common equity (3) (4)	9.30	10.37
Net interest rate spread	2.16	2.70
Net interest margin	2.76	3.17
Operating expenses to average assets	1.75	1.88
Efficiency ratio (5)	61.17	61.53

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$150,519	$236,891	$335,769	$336,913	$339,890
Nest Egg AUA/M	403,647	407,478	401,420	385,317	397,927
Total AUA/M	554,166	644,369	737,189	722,230	737,817
Per Share Data:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period	28.67	28.32	27.96	27.56	27.37
Tangible book value per common share at end of period (4)	18.93	18.63	18.35	17.93	17.72
Common shares outstanding at end of period	58,481,418	58,812,498	59,447,684	59,421,498	59,420,859
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	39	39	39	38	38
Quarterly Average Balances
Total securities	$2,058,711	$2,098,421	$1,863,136	$1,873,450	$1,931,032
Loans receivable, net	10,012,491	10,088,771	10,089,161	10,040,522	10,010,785
Total interest-earning assets	12,203,776	12,350,384	12,349,140	12,384,797	12,250,055
Total goodwill and core deposit intangible	514,535	515,356	516,289	517,282	518,265
Total assets	13,441,218	13,556,720	13,593,107	13,637,213	13,467,721
Time deposits	2,337,458	2,414,063	2,596,706	2,867,921	2,458,872
Total deposits (including non-interest-bearing deposits)	10,173,315	10,422,332	10,633,516	10,626,159	9,993,010
Total borrowings	1,325,372	1,214,219	1,016,722	1,095,173	1,603,126
Total interest-bearing liabilities	9,872,522	10,001,968	9,910,739	9,880,134	9,722,910
Non-interest bearing deposits	1,626,165	1,634,583	1,739,499	1,841,198	1,873,226
Stockholders' equity	1,674,453	1,673,040	1,650,699	1,642,899	1,626,693
Tangible stockholders’ equity (4)	1,159,918	1,157,684	1,134,410	1,125,617	1,108,428

Quarterly Yields and Costs
Total securities	4.22%	4.27%	3.81%	3.82%	3.47%
Loans receivable, net	5.46	5.46	5.40	5.30	5.17
Total interest-earning assets	5.25	5.26	5.16	5.08	4.91
Time deposits	4.46	4.24	4.13	4.06	3.57
Total cost of deposits (including non-interest-bearing deposits)	2.37	2.31	2.22	1.99	1.52
Total borrowed funds	5.19	5.14	5.13	5.12	5.02
Total interest-bearing liabilities	3.14	3.03	2.91	2.71	2.39
Net interest spread	2.11	2.23	2.25	2.37	2.52
Net interest margin	2.71	2.81	2.82	2.91	3.02
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Core Earnings:
Net income available to common stockholders (GAAP)	$23,369	$27,663	$26,678	$19,663	$26,793
(Less) add non-recurring and non-core items:
Net (gain) loss on equity investments	(887)	(1,923)	(2,176)	(1,452)	559
Net gain on sale of trust business	—	(1,162)	—	—	—
FDIC special assessment	—	418	1,663	—	—
Income tax expense (benefit) on items	188	642	129	351	(162)
Core earnings (Non-GAAP)	$22,670	$25,638	$26,294	$18,562	$27,190
Income tax expense	$7,082	$10,637	$8,591	$6,459	$8,996
Provision for credit losses	3,114	591	3,153	10,283	1,229
Less: income tax expense (benefit) on non-core items	188	642	129	351	(162)
Core earnings PTPP (Non-GAAP)	$32,678	$36,224	$37,909	$34,953	$37,577
Core earnings diluted earnings per share	$0.39	$0.44	$0.45	$0.32	$0.46
Core earnings PTPP diluted earnings per share	$0.56	$0.62	$0.65	$0.59	$0.64

Core Ratios (Annualized):
Return on average assets	0.68%	0.76%	0.77%	0.54%	0.81%
Return on average tangible stockholders’ equity	7.86	8.91	9.20	6.54	9.84
Return on average tangible common equity	8.26	9.36	9.67	6.88	10.36
Efficiency ratio	63.47	61.05	60.02	64.29	61.94

(continued)

	For the Six Months Ended June 30,
	2024	2023
Core Earnings:
Net income available to common stockholders (GAAP)	$51,032	$53,672
Add (less) non-recurring and non-core items:
Net (gain) loss on equity investments(1)	(2,810)	2,752
Net loss on sale of investments(1)	—	5,305
Net gain on sale of trust business	(1,162)	—
FDIC special assessment	418	—
Merger related expenses	—	22
Branch consolidation expense, net	—	70
Income tax expense (benefit) on items	830	(1,959)
Core earnings (Non-GAAP)	$48,308	$59,862
Income tax expense	$17,719	$17,650
Provision for credit losses	3,705	4,242
Less: income tax expense (benefit) on non-core items	830	(1,959)
Core earnings PTPP (Non-GAAP)	$68,902	$83,713
Core diluted earnings per share	$0.83	$1.01
Core earnings PTPP diluted earnings per share	$1.18	$1.42

Core Ratios (Annualized):
Return on average assets	0.72%	0.90%
Return on average tangible stockholders’ equity	8.38	10.98
Return on average tangible common equity	8.81	11.56
Efficiency ratio	62.24	59.13
(1) The sale of specific positions in two financial institutions impacted both equity investments and debt securities for the three months ended March 31, 2023. On the Consolidated Statements of Income, the losses on sale of equity investments and debt securities are reported within net gain (loss) on equity investments ($4.6 million) and other ($697,000), respectively, for the three months ended March 31, 2023.

(continued)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Tangible Equity:
Total stockholders' equity	$1,676,669	$1,665,837	$1,661,945	$1,637,604	$1,626,283
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	7,859	8,669	9,513	10,489	11,476
Tangible stockholders' equity	1,162,664	1,151,022	1,146,286	1,120,969	1,108,661
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$1,107,137	$1,095,495	$1,090,759	$1,065,442	$1,053,134

Tangible Assets:
Total assets	$13,321,755	$13,418,978	$13,538,253	$13,498,183	$13,538,903
Less:
Goodwill	506,146	506,146	506,146	506,146	506,146
Core deposit intangible	7,859	8,669	9,513	10,489	11,476
Tangible assets	$12,807,750	$12,904,163	$13,022,594	$12,981,548	$13,021,281

Tangible stockholders' equity to tangible assets	9.08%	8.92%	8.80%	8.64%	8.51%
Tangible common equity to tangible assets	8.64%	8.49%	8.38%	8.21%	8.09%